                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          CHESAPEAKE ENERGY CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                ------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                          if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

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    2)  Aggregate number of securities to which transaction applies:

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    3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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    4)  Proposed maximum aggregate value of transaction:

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    5)  Total fee paid:

        -----------------------------------------------------------------------


    Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

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    2)  Form, Schedule or Registration Statement No.:

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    3)  Filing Party:

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    4)  Date Filed:

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

                         CHESAPEAKE ENERGY CORPORATION
                           6100 NORTH WESTERN AVENUE
                         OKLAHOMA CITY, OKLAHOMA 73118
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 12, 1998
                             ---------------------

TO OUR SHAREHOLDERS:

     The 1998 Annual Meeting of Shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), will be held at the Woodstock Inn, Woodstock, Vermont, on Friday, June 12, 1998 at 10:00 a.m., local time, for the following purpose:

          1. To elect three directors for terms expiring in the year 2001; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 24, 1998 are entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder at the Company's executive offices and at the place of the meeting during ordinary business hours for a period of at least ten days prior to the meeting.

     The accompanying Proxy Statement contains information regarding the director nominees to be voted on at the meeting. The Board of Directors recommends a vote "FOR" each nominee.

     YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            Janice A. Dobbs

                                            Janice A. Dobbs
                                            Corporate Secretary

Oklahoma City, Oklahoma
April 30, 1998

                         CHESAPEAKE ENERGY CORPORATION

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 12, 1998

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the Meeting.

     This Proxy Statement and accompanying form of proxy, along with the Company's Annual Report for the transition period from July 1 to December 31, 1997 (the "Transition Period"), are being mailed to shareholders on April 30, 1998. Shareholders are referred to the Annual Report for financial information concerning the activities of the Company.

     The Board of Directors has established April 24, 1998 as the record date (the "Record Date") to determine shareholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, 100,105,598 shares of $.01 par value common stock of the Company ("Common Stock") were outstanding. Each share is entitled to one vote. The holders of a majority of the outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting.

     Each proxy which is properly signed, dated and returned to the Company in time for the Meeting, and not revoked, will be voted in accordance with instructions contained therein. If no contrary instructions are given, proxies will be voted "FOR" the election of all nominees as directors. Proxies may be revoked at any time prior to their being exercised by delivering a written notice of revocation or a later dated proxy to the Corporate Secretary of the Company. In addition, a shareholder present at the Meeting may revoke his or her proxy and vote in person.

     The election of each director nominee will be by plurality vote. The Company's Corporate Secretary will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting. It is the Company's policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Meeting; (ii) to treat abstentions as shares represented at the Meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

     The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers, employees or agents of the Company may solicit proxies personally, or by telephone, telegraph, facsimile transmission or other means of communication. The Company will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

                             ELECTION OF DIRECTORS

     Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at seven. The Company's Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The Board of Directors has nominated Tom L. Ward, E.F. Heizer, Jr. and Frederick B. Whittemore for re-election as directors for terms expiring at the 2001 Annual Meeting of Shareholders, and in each case, until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees are presently directors of the Company whose terms expire at the Meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 1999 or 2000 Annual Meeting of Shareholders, as the case may be.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

     It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the three nominees. The Board of Directors expects that each nominee will be available for election but, in the event that the nominees are not so available, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, in the event no such designation is made by the Board, proxies will be voted for a lesser number of nominees.

                  INFORMATION REGARDING NOMINEES AND DIRECTORS

     The following information is furnished for each person who is nominated for re-election as a director or who is continuing to serve as a director of the Company after the Meeting.

NOMINEES FOR RE-ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2001

     Tom L. Ward, age 38, has served as President, Chief Operating Officer, and a director of the Company since its inception in 1989. From 1982 to 1989, Mr. Ward was an independent producer of oil and gas in affiliation with Aubrey K. McClendon, the Company's Chairman and Chief Executive Officer. Mr. Ward is a member of the Board of Trustees of Anderson University in Anderson, Indiana. Mr. Ward graduated from the University of Oklahoma in 1981.

     E. F. Heizer, Jr., age 68, has been a director of the Company since 1993. From 1985 to the present, Mr. Heizer has been a private venture capitalist. He founded Heizer Corp., a publicly traded business development company, in 1969 and served as Chairman and Chief Executive Officer from 1969 until 1986, when Heizer Corporation was reorganized into a number of public and private companies. Mr. Heizer was Assistant Treasurer of the Allstate Insurance Company from 1962 to 1969 in charge of Allstate's venture capital operations. He was employed by Booz, Allen and Hamilton from 1958 to 1962, Kidder, Peabody & Co. from 1956 to 1958, and Arthur Andersen & Co. from 1954 to 1956. He serves on the advisory board of the Kellogg School of Management at Northwestern University. Mr. Heizer is a director of Material Science Corporation, a New York Stock Exchange listed company in Elk Grove, Illinois, and several private companies. Mr. Heizer graduated from Northwestern University in 1951 and from Yale University Law School in 1954.

     Frederick B. Whittemore, age 66, has been a director of the Company since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley & Co. since 1989 and was a managing director of Morgan Stanley & Co. from 1970 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore is a director of Ecofin Limited, London; Partner Reinsurance Company, Bermuda; Maxcor Financial Group Inc., New York; SunLife of New York, New York; KOS Pharmaceuticals, Inc., Miami, Florida; and Southern Pacific Petroleum, Australia, NL. Mr. Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

     Breene M. Kerr, age 68, has been a director of the Company since 1993. He is Vice Chairman of Seven Seas Petroleum Corporation, Houston, Texas, an exploration and production company with operations in Colombia, South America. In 1969, Mr. Kerr founded Kerr Consolidated, Inc. which was sold in 1996. In 1969, Mr. Kerr co-founded the Resource Analysis and Management Group and remained its senior partner until 1982. From 1967 to 1969, he was Vice President of Kerr-McGee Chemical Corporation. From 1951 through 1967, Mr. Kerr worked for Kerr-McGee Corporation as a geologist and land manager. Mr. Kerr has served as chairman of the Investment Committee for the Massachusetts Institute of Technology and is a life member of the Corporation (Board of Trustees) of that university. He served as a director of Kerr-McGee Corporation from 1957 to 1981. Mr. Kerr currently is a trustee and serves on the Investment Committee of the Brookings Institute in Washington, D.C., and has been an associate director since 1987 of Aven Gas & Oil, Inc., an oil and gas property management company located in Oklahoma City. Mr. Kerr graduated from the Massachusetts Institute of Technology in 1951.

     Walter C. Wilson, age 62, has been a director of the Company since 1993. From 1963 to 1974 and from 1978 to 1997, Mr. Wilson was a general agent with Massachusetts Mutual Life Insurance Company. From 1974 to 1978, he was Senior Vice President of Massachusetts Mutual Life Insurance Company, and from 1958 to 1963, he was an agent with that company. Mr. Wilson is a member of the Board of Trustees of Springfield College, Springfield, Massachusetts, and is a director of Earth Satellite Corporation of Rockville, Maryland and "Q" Companies, Inc. of Houston, Texas. Mr. Wilson graduated in 1958 from Dartmouth College.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

     Aubrey K. McClendon, age 38, has served as Chairman of the Board, Chief Executive Officer and a director of the Company since its inception in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and gas in affiliation with Tom L. Ward, the Company's President and Chief Operating Officer. Mr. McClendon is a member of the Board of Visitors of the Fuqua School of Business at Duke University, an Executive Committee member of the Texas Independent Producers and Royalty Owners Association, a director of the Oklahoma Independent Petroleum Association, and a director of the Louisiana Independent Oil and Gas Association. Mr. McClendon is a director of Pan East Petroleum Corp., a Canadian exploration and production company listed on the Toronto Stock Exchange. Mr. McClendon is a 1981 graduate of Duke University.

     Shannon T. Self, age 41, has been a director of the Company since 1993. He is a shareholder of Self, Giddens & Lees, Inc., Attorneys at Law, in Oklahoma City, which he co-founded in 1991. Mr. Self was an associate and shareholder in the law firm of Hastie and Kirschner, Oklahoma City, from 1984 to 1991 and was employed by Arthur Young & Co. from 1979 to 1980. Mr. Self is a member of the Visiting Committee of Northwestern University School of Law and a director of The Rock Island Group, a private computer firm in Oklahoma City. Mr. Self is a Certified Public Accountant. He graduated from the University of Oklahoma in 1979 and from Northwestern University School of Law in 1984.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held five meetings during the year ended December 31, 1997, took action by written consent one time, and held one meeting by telephone conference. The Board of Directors has standing compensation, stock option and audit committees. It does not have a standing nominating committee.

     The duties of the Compensation Committee are described under "Executive Compensation -- Compensation Committee Report." Messrs. McClendon, Ward, Heizer and Whittemore serve on the Compensation Committee. The Compensation Committee held two meetings during the year ended December 31, 1997.

     Messrs. McClendon and Ward serve on committees which administer the Company's 1992 stock option plans, its 1994 stock option plan (with respect to all employee participants who are not directors) and its 1996 stock option plan (with respect to all employee participants who are not executive officers). A committee comprised of Messrs. Heizer and Whittemore administers the 1994 plan with respect to employee participants who are directors and the 1996 plan with respect to employee participants who are executive officers. Each committee for the 1994 and 1996 plans held two meetings during the year ended December 31, 1997.

     The Audit Committee annually recommends the independent accountant to be appointed by the Board of Directors as auditor of the Company and its subsidiaries, and reviews the arrangements for and the results of the auditor's examination of the Company's books and records, internal accounting control procedures, and the activities and recommendations of the Company's internal auditors. It reports to the Board of Directors on Audit Committee activities and makes such investigations as it deems appropriate. Messrs. Kerr, Self and Wilson serve on the Audit Committee. The Audit Committee held four meetings during the year ended December 31, 1997.

     Each director attended all of the Board and committee meetings held while serving as a director or committee member during the year ended December 31, 1997.

                         INFORMATION REGARDING OFFICERS

EXECUTIVE OFFICERS

     In addition to Messrs. McClendon and Ward, the following are also executive officers of the Company.

     Marcus C. Rowland, age 45, was appointed Executive Vice President and Chief Financial Officer in March 1998. He served as Senior Vice President and Chief Financial Officer from September 1997 to March 1998 and as Vice
President - Finance and Chief Financial Officer of the Company from 1993 until 1997. From 1990 until his association with the Company, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own oil and gas company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.

     Steven C. Dixon, age 39, has been Senior Vice President - Operations since 1995 and served as Vice President - Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

     J. Mark Lester, age 45, has been Senior Vice President - Exploration since 1995 and served as Vice President - Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was employed by Messrs. McClendon and Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and in 1977.

     Henry J. Hood, age 37, was appointed Senior Vice President - Land and Legal in 1997 and served as Vice President - Land and Legal from 1995. Mr. Hood was retained as a consultant during the two years prior to his joining the Company and was of counsel with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. Mr. Hood was associated with and a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

     Ronald A. Lefaive, age 50, has served as Senior Vice
President - Accounting, Controller and Chief Accounting Officer since March 1998. From 1993 until March 1998, he served as Controller and Chief Accounting Officer and from 1991 until his association with the Company, Mr. Lefaive was Controller for Phibro Energy Production, Inc., an international exploration and production subsidiary of Phibro Energy, whose principal operations were located in Russia. From 1982 to 1991, Mr. Lefaive served as Assistant Controller, General Auditor, and Manager of Management Information Systems at Conquest Exploration

Company in Houston, Texas. Prior to joining Conquest, Mr. Lefaive held various financial staff and management positions with The Superior Oil Company from 1980 to 1982 and Shell Oil Company from 1975 to 1982. Mr. Lefaive is a Certified Public Accountant and graduated from the University of Houston in 1975.

     Martha A. Burger, age 45, has served as Treasurer since 1995 and as Human Resources Manager since 1996. From 1994 to 1995, she served in various accounting positions with the Company including Assistant
Controller - Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994, served as Vice President and Controller of Hadson. Prior to joining Hadson Corporation, Ms. Burger was employed by Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger is a Certified Public Accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

OTHER OFFICERS

     Thomas S. Price, Jr., age 45, has served as Vice President - Corporate Development since 1992 and was a consultant to the Company during the prior two years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1990 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989, and from the American Graduate School of International Management in 1992.

     Frank E. Jordan, age 37, has served as Vice President - Operations since February 1998. From 1994 to 1998, Mr. Jordan served in various engineering positions with the Company, including District Manager - College Station in 1996 and Vice President - Drilling, Northern Division in 1997. Prior to joining the Company, Mr. Jordan served as a Drilling Engineer for Sedco Forex Schlumberger from 1985 to 1989 and as a Production Engineer for Kerr-McGee Corporation from 1991 to 1994. Mr. Jordan is a member of the Society of Petroleum Engineers and graduated from Texas A & M University in 1984 and in 1990.

     Stephen W. Miller, age 41, has served as Vice President - Drilling since 1996 and served as District Manager - College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer in Texas, and is a member of the Society of Petroleum Engineers and graduated from Texas A & M University in 1980.

     Dale W. Bossert, age 53, has served as Vice President - Production since 1997. Mr. Bossert was previously employed by Celsius Energy Corporation as Consulting General Manager - Canada in 1996 and by Union Pacific Resources Company of Fort Worth, Texas from 1978 serving in various capacities, including Vice President - Production from 1989 to 1993 and as Vice
President - Exploration and Production Services from 1993 to 1995. Mr. Bossert graduated from the University of Alberta in 1966.

     Michael A. Johnson, age 32, has served as Vice President - Financial Reporting since March 1998. From 1993 to March 1998 he served as Assistant Controller to the Company. From 1991 to 1993, he served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991, Mr. Johnson served as audit manager for Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

     Charles W. Imes, age 51, has served as Vice President - Information Technology since 1997 and served as Director - Management Information Systems since 1993. From 1983 to 1993, Mr. Imes owned Imes Software Systems and served as a consultant and supplier of software to the Company from 1990 to 1993. Mr. Imes graduated from the University of Oklahoma in 1969.

     Terry L. Kite, age 44, has served as Vice President - Information Technology since February 1997. From 1981 to 1996, Mr. Kite served in various positions in information technology at Amerada Hess Corporation in Houston, Texas, including Manager - Geoscience and Engineering Systems. Prior to joining Amerada Hess, Mr. Kite held information systems staff positions with Earth Science Programming in Tulsa from 1979 to 1980 and with Seismograph Service Corporation from 1976 to 1979. Mr. Kite graduated from the Colorado School of Mines in 1976.

     Stephen L. Douglas, age 41, has served as Vice President - Acquisitions since December 1997. From 1996 until his association with the Company, Mr. Douglas was Chief Financial Officer of Peak USA and previously served as Chief Financial Officer of Bechtel Energy Corporation's Russian joint stock company. From 1992 to 1994, Mr. Douglas was Chief Financial Officer for Phibro Energy Production, Inc., a Russian joint venture. In 1990, Mr. Douglas served as a strategic planner and business analyst for FMC, a conglomerate in the oil field equipment manufacturing business. From 1978 until 1988, Mr. Douglas served in various finance and accounting positions with Chevron and Gulf. Mr. Douglas is a Certified Public Accountant and a Certified Management Accountant. He graduated from New England College in 1978 and from Carnegie Mellon University in 1990.

     Tony S. Say, age 41, has served as President of Chesapeake Energy Marketing, Inc. since 1995. From 1979 to 1986, Mr. Say was employed by Delhi Gas Pipeline Corporation. In 1993, Mr. Say co-founded Princeton Natural Gas Company which was purchased by Chesapeake Energy Corporation in 1995. From 1986 to 1993, Mr. Say was President and Chief Executive Officer of Clinton Gas Transmission, Inc., a company he co-founded and later sold to a major utility in 1993. Mr. Say is a member of the Natural Gas Society of Oklahoma and the Natural Gas Society of North Texas and graduated from the University of Oklahoma in 1979.

     Janice A. Dobbs, age 49, has served as Corporate Secretary and Compliance Manager since 1993. From 1975 until her association with the Company, Ms. Dobbs was the corporate/securities legal assistant with the law firm of Andrews Davis Legg Bixler Milsten & Price, Inc. in Oklahoma City. From 1973 to 1975, Ms. Dobbs was with Texas International Company, an oil and gas exploration and production company in Oklahoma City. Ms. Dobbs is a Certified Legal Assistant, an associate member of the American Bar Association, a member of the American Society of Corporate Secretaries and the Society of Human Resources Management.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP

     The table below sets forth as of the Record Date (i) the name and address of each person known by management to own beneficially more than 5% of the Company's outstanding Common Stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares owned and (ii) the number and percentage of outstanding shares of Common Stock beneficially owned by each of the Company's nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                                                   COMMON STOCK
                                                          ------------------------------
                                                          NUMBER OF           PERCENT OF
                    BENEFICIAL OWNER                        SHARES              CLASS
                    ----------------                      ----------          ----------
Tom L. Ward*+...........................................  11,333,751(a)(b)        11%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Aubrey K. McClendon*+...................................  11,069,376(b)(c)        11%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Shannon T. Self*........................................   2,735,748(d)            3%
E.F. Heizer, Jr.*.......................................   1,058,150(e)            1%
Frederick B. Whittemore*................................     859,550(f)            1%
Steven C. Dixon+........................................     428,573(b)(g)        **
Walter C. Wilson*.......................................     251,750(h)           **
Breene M. Kerr*.........................................     204,500(i)           **
J. Mark Lester+.........................................     114,202(b)(j)        **
Marcus C. Rowland+......................................     101,171(b)(k)        **
Henry J. Hood+..........................................      25,089(b)(l)        **
All directors and executive officers as a group.........  28,222,203(m)           27%

---------------

 *   Director

 +   Executive officer of the Company

 **  Less than 1%

(a) Includes 1,846,860 shares held by TLW Investments, Inc., an Oklahoma corporation of which Mr. Ward is sole shareholder and chief executive officer, and 909,000 shares which may be acquired pursuant to currently exercisable stock options granted by the Company.

(b) Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Tom
     L. Ward, 6,701 shares; Aubrey K. McClendon, 3,544 shares; Steven C. Dixon, 1,451 shares; Marcus C. Rowland, 2,565 shares; J. Mark Lester, 1,434 shares and Henry J. Hood, 1,520 shares).

(c) Includes 508,560 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner, and 594,000 shares which may be acquired pursuant to currently exercisable stock options granted by the Company.

(d) Includes 2,382 shares held by Pearson Street Limited Partnership, an Oklahoma limited partnership of which Mr. Self is a general partner and the remaining partners are members of Mr. Self's immediate family sharing the same household; 1,098,600 shares held by Mr. Self as trustee of the Aubrey
     K. McClendon Children's Trust, 1,209,100 shares held by Mr. Self as trustee of the Tom L. Ward Children's Trust and 425,666 shares which Mr. Self has the right to acquire pursuant to currently exercisable stock options granted by the Company.

(e) Includes 348,500 shares subject to currently exercisable stock options granted to Mr. Heizer by the Company.

(f) Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation and 377,750 shares subject to currently exercisable stock options granted to Mr. Whittemore by the Company.

(g) Includes 424,122 shares subject to currently exercisable stock options granted to Mr. Dixon by the Company.

(h) Includes 251,750 shares subject to currently exercisable stock options granted to Mr. Wilson by the Company.

(i) Includes 31,250 shares subject to currently exercisable stock options granted to Mr. Kerr by the Company.

(j) Includes 108,268 shares subject to currently exercisable stock options granted to Mr. Lester by the Company.

(k) Includes 40,500 shares subject to currently exercisable stock options granted to Mr. Rowland by the Company.

(l) Includes 21,375 shares subject to currently exercisable stock options granted to Mr. Hood by the Company.

(m)  Includes shares subject to options which are currently exercisable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. Based only on a review of copies of such reports delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during the twelve months ended December 31, 1997 which have not previously been reported.

     The Company's proxy statement for the 1997 Annual Meeting of Shareholders reported that executive officers of the Company, Marcus C. Rowland, Steven C. Dixon, J. Mark Lester, Henry J. Hood, Ronald A. Lefaive and Martha A. Burger, were late in filing Form 4's to report the cancelation of stock options and also failed to timely report on Form 5 options granted to replace such options. It also disclosed a late Form 4 filing by Shannon T. Self, a director of the Company (acquisition of 52,000 shares of Common Stock through the exercise of a stock option granted by the Company and the disposition of 50,000 of those shares).

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Company has changed its fiscal year end to December 31 from June 30. The following table sets forth for the year ended December 31, 1997 and the years ended June 30, 1997 and 1996 the compensation of (i) the Company's chief executive officer and (ii) the five other most highly compensated executive officers:

                                                   ANNUAL COMPENSATION             SECURITIES
                                          -------------------------------------    UNDERLYING
                                                                     OTHER           OPTION             ALL
                                                                    ANNUAL          AWARDS(B)          OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS     COMPENSATION(A)   (# OF SHARES)   COMPENSATION(C)
---------------------------       ----    --------   --------   ---------------   -------------   ---------------
Aubrey K. McClendon               1997(d) $275,000   $310,000      $171,950          457,800          $ 9,500
  Chairman of the Board and       1997    $250,000   $120,000      $ 74,450          463,000          $11,050
  Chief Executive Officer         1996    $185,000   $ 40,000      $ 65,408          288,000          $ 8,295
Tom L. Ward                       1997(d) $275,000   $310,000      $172,978          457,800          $ 9,500
  President and                   1997    $250,000   $120,000      $ 75,408          463,000          $13,700
  Chief Operating Officer         1996    $185,000   $ 40,000      $ 66,850          288,000          $ 8,368
Marcus C. Rowland                 1997(d) $207,500   $155,000           (e)          131,600          $ 9,500
  Executive Vice President        1997    $185,000   $ 50,000           (e)           36,000          $ 9,500
  and Chief Financial Officer     1996    $165,000   $ 20,000           (e)          171,000          $11,333
Steven C. Dixon                   1997(d) $162,500   $105,000           (e)           92,000          $ 9,500
  Senior Vice President-          1997    $145,000   $ 45,000           (e)           30,000          $11,500
  Operations                      1996    $125,000   $ 12,500           (e)           97,500          $ 9,870
J. Mark Lester                    1997(d) $150,000   $ 70,000           (e)           69,700          $ 9,500
  Senior Vice President-          1997    $132,500   $ 30,000           (e)           19,500          $10,400
  Exploration                     1996    $110,000   $ 11,000           (e)           64,500          $ 7,635
Henry J. Hood                     1997(d) $147,500   $ 60,000           (e)           69,700          $ 9,500
  Senior Vice President-          1997    $135,000   $ 30,000           (e)           19,500          $ 9,463
  Land and Legal                  1996    $120,000   $ 12,000           (e)           51,000          $ 6,400

(a) Represents the cost of personal benefits provided by the Company, including for calendar year 1997 personal accounting support ($60,500 each), personal vehicle ($18,000 each ), travel allowance ($90,000 each) and country club membership dues ($3,450 for Mr. McClendon and $4,478 for Mr. Ward).

(b) No awards of restricted stock or payments under long-term incentive plans were made by the Company to any of the named executives in any period covered by the table.

(c) Represents Company matching contributions to the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan.

(d) Represents compensation received during calendar year 1997; includes compensation received during the six months ended June 30, 1997 and reported for fiscal year 1997.

(e) Other annual compensation did not exceed the lesser of $50,000 or 10% of the executive officer's salary and bonus during the year.

STOCK OPTIONS GRANTED DURING THE YEAR ENDED DECEMBER 31, 1997

     The following table sets forth information concerning options to purchase Common Stock granted in the year ended December 31, 1997 to the executive officers named in the Summary Compensation Table. Amounts represent stock options granted under the Company's 1994 and 1996 stock option plans and include both incentive and non-qualified stock options. One-fourth of each option which was not a replacement option becomes exercisable on each of the first four grant date anniversaries. Replacement options have a five-year vesting period. See "Option Repricing" below. The exercise price of each option represents the market price of the Common Stock on the date of grant (110% of such market price with respect to incentive stock options granted to Messrs. McClendon and Ward), unless a higher price is noted.

                                                INDIVIDUAL GRANTS
                            ---------------------------------------------------------
                                               PERCENT OF                               POTENTIAL REALIZABLE VALUE
                                              TOTAL OPTIONS                               AT ASSUMED ANNUAL RATES
                               NUMBER OF       GRANTED TO                               OF STOCK PRICE APPRECIATION
                              SECURITIES      EMPLOYEES IN    EXERCISE                      FOR OPTION TERM(A)
                              UNDERLYING       YEAR ENDED     PRICE PER    EXPIRATION   ---------------------------
NAME                        OPTIONS GRANTED     12/31/97        SHARE         DATE           5%            10%
----                        ---------------   -------------   ---------    ----------   ------------   ------------
Aubrey K. McClendon.......      235,176(b)        4.4%         $14.75       8/21/97             N/A            N/A
                                 27,824(b)        0.5%         $16.23       8/21/97             N/A            N/A
                                300,000           5.6%         $ 8.75       7/01/07      $1,650,848     $4,183,574
                                 68,395           1.3%         $ 8.04       8/21/02      $   88,203     $  255,307
                                 89,405           1.7%         $ 7.31       8/21/07      $  411,014     $1,041,591
Tom L. Ward...............      235,176(b)        4.4%         $14.75       8/21/97             N/A            N/A
                                 27,824(b)        0.5%         $16.23       8/21/97             N/A            N/A
                                300,000           5.6%         $ 8.75       7/01/07      $1,650,848     $4,183,574
                                 68,395           1.3%         $ 8.04       8/21/02      $   88,203     $  255,307
                                 89,405           1.7%         $ 7.31       8/21/07      $  411,014     $1,041,591
Marcus C. Rowland.........       36,000(b)        0.7%         $14.25       8/21/97             N/A            N/A
                                 80,000           1.5%         $ 8.75(c)    8/21/07      $  252,578     $  816,821
                                 51,600           1.0%         $ 7.31       8/21/07      $  237,217     $  601,153
Steven C. Dixon...........       30,000(b)        0.6%         $14.25       8/21/97             N/A            N/A
                                 50,000           0.9%         $ 8.75(c)    8/21/07      $  157,861     $  510,513
                                 42,000           0.8%         $ 7.31       8/21/07      $  193,083     $  489,311
J. Mark Lester............       19,500(b)        0.4%         $14.25       8/21/97             N/A            N/A
                                 40,000           0.7%         $ 8.75(c)    8/21/07      $  126,289     $  408,410
                                 29,700           0.5%         $ 7.31       8/21/07      $  136,537     $  346,013
Henry J. Hood.............       19,500(b)        0.4%         $14.25       8/21/97             N/A            N/A
                                 40,000           0.7%         $ 8.75(c)    8/21/07      $  126,289     $  408,410
                                 29,700           0.5%         $ 7.31       8/21/07      $  136,537     $  346,013

(a) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

(b) Option was canceled upon grant of replacement option to purchase 60% of shares subject to replaced option.

(c)  Market price was $7.31 per share of Common Stock on the date of grant.

OPTION REPRICING

     The following table sets forth information concerning options to purchase Common Stock held by executive officers which were repriced since the Company became a reporting company under the Exchange Act in 1993. Amounts represent new stock options granted under the Company's 1994 and 1996 stock option plans and include both incentive and non-qualified stock options. The replacement options granted in 1994 are fully vested, while those granted on August 21, 1997 vest in equal annual increments over five years. The exercise price of each option represents the market price of the Common Stock on the date of grant (110% of such market price with respect to incentive stock options granted to Messrs. McClendon and Ward).

                                                                                                       LENGTH OF
                                                                                                        ORIGINAL
                                                              MARKET                                  OPTION TERM
                                             NUMBER OF       PRICE OF    EXERCISE                      REMAINING
                                DATE         SECURITIES      STOCK AT    PRICE AT                      AT DATE OF
          NAME AND            OPTIONS        UNDERLYING       TIME OF     TIME OF         NEW          REPRICING
     PRINCIPAL POSITION       REPRICED    OPTIONS REPRICED   REPRICING   REPRICING   EXERCISE PRICE   YEARS   DAYS
     ------------------       --------    ----------------   ---------   ---------   --------------   -----   ----
Aubrey K. McClendon           6/13/97(a)       63,000         $14.75      $17.67         $14.75         8     295
  Chairman of the Board       6/13/97(a)       27,824         $14.75      $28.47         $16.23         4     183
  and Chief Executive         6/13/97(a)      172,176         $14.75      $25.88         $14.75         9     183
  Officer                     8/21/97          89,405         $ 7.31      $14.75         $ 7.31         9     296
                              8/21/97          68,395         $ 7.31      $16.23         $ 8.04         4     296
Tom L. Ward                   6/13/97(a)       63,000         $14.75      $17.67         $14.75         8     295
  President and               6/13/97(a)       27,824         $14.75      $28.47         $16.23         4     183
  Chief Operating Officer     6/13/97(a)      172,176         $14.75      $25.88         $14.75         9     183
                              8/21/97          89,405         $ 7.31      $14.75         $ 7.31         9     296
                              8/21/97          68,395         $ 7.31      $16.23         $ 8.04         4     296
Marcus C. Rowland             1/21/94          81,000         $ 0.56      $ 1.07         $ 0.56         9     000
  Executive Vice              4/25/97(a)       36,000         $14.25      $17.67         $14.25         8     344
  President and Chief         8/21/97          21,600         $ 7.31      $14.25         $ 7.31         9     247
  Financial Officer
Steven C. Dixon               1/21/94         145,800         $ 0.56      $ 1.07         $ 0.56         9     000
  Senior Vice President-      4/25/97(a)       30,000         $14.25      $17.67         $14.25         8     344
  Operations                  8/21/97          18,000         $ 7.31      $14.25         $ 7.31         9     247
J. Mark Lester                1/21/94         145,800         $ 0.56      $ 1.07         $ 0.56         9     000
  Senior Vice President-      4/25/97(a)       19,500         $14.25      $17.67         $14.25         8     344
  Exploration                 8/21/97          11,700         $ 7.31      $14.25         $ 7.31         9     247
Henry J. Hood                 4/25/97(a)       19,500         $14.25      $17.67         $14.25         8     344
  Senior Vice President-      8/21/97          11,700         $ 7.31      $14.25         $ 7.31         9     247
  Land and Legal
Ronald A. Lefaive             4/25/97(a)       19,500         $14.25      $17.67         $14.25         8     344
  Senior Vice President       8/21/97          11,700         $ 7.31      $14.25         $ 7.31         9     247
  and Controller
Martha A. Burger              4/25/97(a)       13,500         $14.25      $17.67         $14.25         8     344
  Treasurer                   8/21/97           8,100         $ 7.31      $14.25         $ 7.31         9     247

---------------

(a) Option was canceled upon grant of replacement option to purchase 60% of shares subject to replaced option.

AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1997 OPTION VALUES

     The following table sets forth information about options exercised by the named executive officers during the year ended December 31, 1997 and the unexercised options to purchase Common Stock held by them at December 31, 1997.

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED               IN-THE-MONEY
                            SHARES                          OPTIONS AT 12/31/97            OPTIONS AT 12/31/97(A)
                           ACQUIRED         VALUE       ----------------------------    ----------------------------
NAME                      ON EXERCISE    REALIZED(B)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                      -----------    -----------    -----------    -------------    -----------    -------------
Aubrey K. McClendon.....    315,000(c)   $4,499,496(c)    526,500         772,800       $2,121,080       $950,395
Tom L. Ward.............         --              --       841,500         772,800       $4,276,976       $950,395
Marcus C. Rowland.......    298,556      $4,278,431            --         320,600               --       $569,726
Steven C. Dixon.........         --              --       403,647         190,253       $2,339,621       $321,715
J. Mark Lester..........     46,128      $  851,151       100,886         118,214       $  519,199       $148,764
Henry J. Hood...........     10,126      $  174,522        18,562          93,326       $   37,249       $ 64,055

---------------

(a) At December 31, 1997, the closing price of the Common Stock on the New York Stock Exchange ("NYSE") was $7.56. "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price at December 31, 1997. The values shown were determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of Common Stock on December 31, 1997.

(b) Represents amounts determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of Common Stock on the exercise date.

(c)  Mr. McClendon has not sold any of such shares.

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the S&P 500 Index and to two groups of peer companies selected by the Company for the periods indicated. The graph assumes the investment of $100 on February 5, 1993 (the day public trading in the Company's Common Stock commenced) and that all dividends, if any, were reinvested. The value of the investment at the end of each year is shown in the graph and in the table which follows:

                                       Chesapeake
        Measurement Period               Energy          Prior Peer           Peer            S&P 500
      (Fiscal Year Covered)           Corporation         Group(a)          Group(b)           Index
02/05/93                                      100.00            100.00            100.00            100.00
12/31/93                                       39.11            118.68            119.43            109.17
12/31/94                                      259.26            108.76            107.67            110.61
12/31/95                                      820.96            134.90            132.89            152.17
12/31/96                                     2060.15            176.68            167.55            187.11
12/31/97                                      563.75            153.67            150.24            249.54

(a) The prior peer group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Barrett Resources Corporation, Burlington Resources, Inc., Devon Energy Corporation, Enron Oil & Gas Company, Newfield Exploration Company, Noble Affiliates, Inc., Nuevo Energy Company, Ocean Energy, Inc., Pioneer Natural Resources Company, TransTexas Gas Corporation, Union Pacific Resources Corporation, United Meridian Corporation and Vintage Petroleum, Inc. The Louisiana Land and Exploration Company, which was previously included in this peer group, has been omitted as a result of its merger into Burlington Resources, Inc. in 1997.

(b) The peer group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Barrett Resources Corporation, Burlington Resources, Inc., Cross Timbers Oil Company, Devon Energy Corporation, Enron Oil & Gas Company, Louis Dreyfus Natural Gas Corporation, Newfield Exploration Company, Noble Affiliates, Inc., Nuevo Energy Company, Ocean Energy, Inc., Pioneer Natural Resources Company, Seagull Energy Corporation, TransTexas Gas Corporation, Union Pacific Resources Corporation and Vintage Petroleum, Inc. Cross Timbers Oil Company, Louis Dreyfus Natural Gas Corporation and Seagull Energy Corporation have been added to the peer group to replace The Louisiana Land and Exploration Company, which was merged into Burlington Resources, Inc. in 1997, and United Meridian Corporation, which was acquired by Ocean Energy, Inc. in 1998.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. McClendon and Ward, each of which provides, among other things, for an annual base salary of not less than $300,000; bonuses at the discretion of the Board of Directors; eligibility for stock options; and benefits, including an automobile and aircraft allowance, club membership and personal accounting support. Each agreement has a term of three years commencing July 1, 1997, which term is automatically extended for one additional year on each June 30 unless the Company provides 30 days prior notice of non-extension.

     The employment agreements between the Company and Messrs. McClendon and Ward permit them to participate in wells drilled by the Company on terms no less favorable to the Company than those agreed to by unaffiliated industry partners. Messrs. McClendon and Ward have participated in all wells drilled by the Company since its initial public offering in February 1993 and intend to continue participating in wells drilled by the Company under the terms of their employment agreements. Thirty days prior to the beginning of each calendar quarter, Messrs. McClendon and Ward and the disinterested members of the Compensation Committee of the Board of Directors agree upon the working interest percentage in all wells spudded during that quarter to be purchased by Messrs. McClendon and Ward. That percentage may not be adjusted during such quarter except with the approval of such disinterested directors. No such adjustments have ever been requested or granted. The participation election by Messrs. McClendon or Ward may not exceed a 2.5% working interest in a well and may not be made if the Company's working interest after elections by Messrs. McClendon, Ward and Rowland to participate would be reduced to below 12.5%. Messrs. McClendon and Ward have never elected to participate with more than 1.5% nor less than 1.0% in any of the Company's drilling. Messrs. McClendon and Ward are obligated to pay within 150 days after billing all costs and expenses associated with the working interests they acquire under this arrangement. In addition, for each calendar year during which the employment agreements are in effect, Messrs. McClendon and Ward each agree to hold shares of the Company's Common Stock having an aggregate investment value equal to 500% of his annual base salary and bonus.

     The Company has a similar employment agreement with Mr. Rowland. It provides for an annual base salary of not less than $225,000. The agreement has a term of three years beginning July 1, 1997, which term is automatically extended for one additional year on each June 30 unless the Company provides 30 days prior notice of non-extension. Mr. Rowland is permitted to participate in wells drilled by the Company in the same manner as Messrs. McClendon and Ward, except that Mr. Rowland's working interest participation in a well may not exceed 1%. Messrs. McClendon, Ward and Rowland may not participate in any well in which their combined working interests cause the Company's working interest to be reduced to less than 12.5%. Mr. Rowland agrees to hold shares of the Company's Common Stock having an aggregate investment value equal to 100% of his annual base salary and bonus during each calendar year for the term of the agreement.

     Messrs. McClendon, Ward and Rowland have agreed that they will not engage in oil and gas operations individually except pursuant to the aforementioned participation in Company wells and as a result of subsequent operations on properties owned by them or their affiliates as of July 1, 1995 or acquired from the Company with respect to Messrs. McClendon and Ward and as of March 1, 1993 with respect to Mr. Rowland.

     The Company also has employment agreements with Messrs. Dixon, Lester and Hood. These agreements have a term of three years from July 1, 1997, with annual base salaries of $175,000 for Mr. Dixon, $160,000 for Mr. Lester and $155,000 for Mr. Hood for the term of their agreements. The agreements require each of them to acquire and continue to hold shares of the Company's Common Stock having an annual aggregate investment value equal to 15% for Messrs. Dixon and Lester and 10% for Mr. Hood of the annual base salary and bonus compensation paid to them under their respective agreements.

     The Company may terminate any of the employment agreements with its executive officers at any time without cause; however, upon such termination Messrs. McClendon, Ward and Rowland are entitled to continue to receive salary and benefits for the balance of the contract term. Messrs. Dixon, Lester and Hood are entitled to 90 days compensation and benefits. Each of the employment agreements for Messrs. McClendon, Ward and Rowland further states that if, during the term of the agreement, there is a change of control and within one year (i) the agreement expires and is not extended, (ii) the executive officer is terminated other than for cause, death or incapacity, or (iii) the executive resigns as a result of a reassignment of duties inconsistent with his position or a reduction in his compensation, then the executive officer will be entitled to a severance payment in an amount equal to 36 months of base salary compensation. Change of control is defined in these agreements to include (x) an event which results in a person acquiring beneficial ownership of securities having 35% or more of the voting power of the Company's outstanding voting securities, or (y) within two years of a tender offer or exchange offer for the voting stock of the Company or as a result of a merger, consolidation, sale of assets or contested election, a majority of the members of the Company's Board of Directors is replaced by directors who were not nominated and approved by the Board of Directors.

DIRECTORS' COMPENSATION

     From January 1, 1997 to June 30, 1997, directors who were not officers of the Company ("non-management directors") received $2,500 for each regular meeting of the Board attended, up to a maximum of $10,000. Beginning in July 1997, non-management directors received an annual retainer of $10,000, payable quarterly, and $1,250 for each meeting of the Board attended. Beginning in April 1998, each non-management director will receive $5,000 for each board meeting attended, not to exceed $20,000 per year, and an annual retainer of $5,000, payable quarterly. Directors are reimbursed for travel and other expenses. Officers who also serve as directors do not receive fees for serving as directors.

     During the year ended December 31, 1997, each non-management director received ten-year non-qualified options under the Company's 1992 Nonstatutory Stock Option Plan (the "1992 NSO Plan") to purchase 15,000 shares of Common Stock at an exercise price equal to the market price on the date of grant. Options for 3,750 shares were granted on the first business day of each quarter in 1997 and the first quarter of 1998. Beginning in April 1998, each non-management director is awarded under the 1992 NSO Plan a ten-year non-qualified option to purchase 6,250 shares of Common Stock each quarter (25,000 shares per year) on the first business day of each quarter at an exercise price equal to the market price on the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1997, the Compensation Committee was composed of Aubrey K. McClendon, Tom L. Ward, E.F. Heizer, Jr. and Frederick B. Whittemore. Mr. McClendon is Chairman of the Board and Chief Executive Officer of the Company and Mr. Ward is the Company's President and Chief Operating Officer.

     Messrs. McClendon and Ward administer the Company's 1992 stock option plans. The 1992 Incentive Stock Option Plan was terminated in December 1994 except with respect to the administration of outstanding options. The only options issued under the 1992 NSO Plan during the year ended December 31, 1997 were those to the Company's non-management directors pursuant to a formula award provision. See "Directors' Compensation." Messrs. McClendon and Ward also serve on committees which administer the Company's 1994 stock option plan with respect to employee participants who are not directors and its 1996 stock option plan with respect to employee participants who are not executive officers. Messrs. Heizer and Whittemore serve on committees which administer the 1994 plan with respect to employee participants who are directors and the 1996 plan with respect to employee participants who are executive officers.

     Messrs. McClendon and Ward participate as working interest owners in the Company's oil and gas wells pursuant to the terms of their employment agreements with the Company. See "Employment Agreements." Accounts receivable from Messrs. McClendon and Ward are generated by joint interest billings relating to such participation and as a result of miscellaneous expenses paid on their behalf by the Company. The Company has extended certain registration rights to Messrs. McClendon and Ward. See "Certain Transactions."

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for establishing the Company's compensation policies and monitoring the implementation of the Company's compensation system. The Committee's specific duties include establishing and periodically reviewing the Company's compensation policies, overseeing the compensation of the Company's executive officers, coordinating with the Company's stock option committees in the award of stock options and the annual review of the Company's benefit plans. The compensation of the Company's employees consists of several components, each of which is determined using different methods and objectives. The components include: (a) base salary; (b) cash bonuses; (c) stock options; and (d) medical insurance, life insurance and other non-cash benefits. The Committee has determined not to grant economic interests in the Company's oil and gas assets as a form of compensation.

     EXECUTIVE OFFICER COMPENSATION. At the time of the Company's initial public offering, the Company's executive officers consisted of Messrs. McClendon, Ward and Rowland. Their compensation was developed based on the historical compensation paid by the Company to Messrs. McClendon and Ward, advice from a number of the Company's professional advisors and negotiation of employment agreements with such individuals. Because Messrs. McClendon and Ward had historically received only nominal compensation from the Company, the executive officers' compensation was substantially below the compensation paid by the Company's competitors. The Committee believes the executive officers' compensation should be competitive with the Company's peer group and plans to increase the executive officers' compensation to comparable levels. The individual components of the executive officers' compensation and the factors considered in connection with each component are as follows:

     Base Salary. The executive officers' base salary is reviewed semiannually and is set for each individual. Although the Committee believes that performance-based pay elements should be a key element in the executive officers' compensation package, the Company should maintain base salary levels commensurate with the Company's peer group. Thus, the Committee believes the base salary of the executive officers should be increased to the mean of the Company's peer group over time. The Committee also believes that the successful repositioning of the Company through acquisitions during the last six months of 1997 and the resulting increase in the Company's asset base supported an increase in the base salary of the executive officers during the Transition Period. The actual amount of each executive's base salary should reflect and be adjusted on a subjective basis for such factors as leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company.

     Cash Bonuses. The Committee believes that cash bonuses should be paid to the executive officers based on a subjective evaluation of the performance of the Company and the individual. The amount of cash bonuses paid during the current period was based on the successful repositioning of the Company through acquisitions negotiated during the Transition Period. Performance measurements for the Company as a whole include growth in oil and gas reserves, production, cash flow and net income. Performance measurements for each individual or business segment are dependent on the individual circumstances. It is anticipated that the bonus percentage will increase as the management level and responsibility level of the individual increases. The Committee does not believe bonuses can be awarded based on some predetermined formula so the amount of each executive officer's cash bonus is based on a subjective evaluation of many factors such as performance, leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company.

     Stock Options. The other performance-based compensation provided by the Company is the issuance of stock options under existing and future stock option plans. Currently, stock options are granted to a broad range of employees based on a subjective determination utilizing the factors for base compensation and cash bonus awards. Because all stock options are issued at not less than the market price of the Company's Common Stock on the date of issuance and options granted in 1997 vest over a period of not less than four years, the options provide strong incentives for superior long-term performance and continued retention of the executives by the Company. The Committee coordinates closely with the Company's stock option committees in issuing the stock options.

     Transition Period Performance. The Company's performance for the Transition Period was significantly below the expectations of management because of difficulties in the Company's Louisiana drilling program, lower oil prices and higher industry drilling costs. However, the Company's executive compensation is still significantly below that of the oil and gas companies that compete with the Company for employees and projects. Thus, despite the Compensation Committee's long-term objective of bringing the Company's executive salary and bonus compensation to a level competitive with the oil and gas industry, based on the Company's performance during the Transition Period, base compensation paid to executives were not increased as much as might have otherwise been the case. In determining the compensation levels during the Transition Period the Compensation Committee believed it had to consider the number and complexity of acquisitions while balancing the need to retain employees possessing expertise in short supply in the oil and gas industry and maintaining a relationship between compensation and the Company's performance.

     Repricing of Stock Options. A substantial component of the Company's compensation has historically been paid in the form of stock options. As a result of declining market prices for the Company's common stock during 1997, management advised that a number of employees were vulnerable to hiring by the Company's competitors, especially given the increase in the activity level of the oil and gas industry and the fact that a significant portion of the industry's historical employee base has retired or entered other careers. Based on the foregoing, it was determined that it was in the best interests of the Company to reprice the stock options originally issued to the employees in 1996. The stock option repricings were approved or ratified by the entire board other than those board members who are employees and, therefore, participated in the stock option repricing. The options issued to non-employee directors were not repriced during the fiscal year.

     Suggested Stock Ownership. The Committee believes it is appropriate for each executive officer to maintain direct ownership in the Company's Common Stock, as provided in the individual employment agreements. The stock ownership targets for executive officers range from 10% to 500% of annual base salary and bonus (based on the individual officer's aggregate investment in the stock). The Committee believes that compliance with such stock ownership targets is necessary to ensure that the interests of the executive officers and shareholders are the same. Failure to meet such objectives will adversely and materially affect the performance-based compensation for each executive officer who fails to meet the stock ownership targets. It is the Committee's belief that a large stock ownership position should not negatively affect an executive officers' compensation or stock option awards. Except for stock ownership targets discussed above, the Committee does not consider the number of options or stock held in determining compensation.

     Discretion. Individual circumstances and performance can substantially affect the amount of compensation or benefits to be received by each executive officer. In general, measuring the efforts or impact of an individual employee and converting such concepts on an objective basis to a quantifiable increase in compensation is not possible. However, given the importance of individual effort to the success of the Company, the lack of objective measurement standards should not prohibit performance rewards. Accordingly, from time to time, the Committee may provide extraordinary compensation to an individual employee or group of employees based on outstanding performance.

     Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and the company's four other most highly compensated executive officers, unless certain requirements are met. The Committee presently intends that all compensation paid to executive officers will meet the requirements for deductibility under Section 162(m). However, the Committee may award compensation which is not deductible under
Section 162(m) if it believes that such awards would be in the best interest of the Company or its shareholders.

     Compensation of Chief Executive Officer and Chief Operating Officer. Based on historical operations of the Company, the Chief Executive Officer and Chief Operating Officer have identical positions with managerial control over different areas of the Company. Accordingly, the Chief Executive Officer and Chief Operating Officer have been historically compensated on an equal basis and the Committee anticipates that such practice will continue in the future. In each case, the compensation for each of the officers was determined in the same manner as the compensation for other executive officers of the Company. The base salary received by each of the officers is substantially below the mean of the peer group considered by the Compensation Committee. It is anticipated that additional material raises will be provided in the future. The cash bonuses and options granted to Messrs. McClendon and Ward were based on the subjective evaluation of the Company's overall performance, the perceived contributions of Messrs. McClendon and Ward to that performance and the compensation paid to other chief executive officers of the Company's peer group.

  COMPENSATION COMMITTEE OF THE                           SPECIAL STOCK OPTION COMMITTEE
      BOARD OF DIRECTORS                                    OF THE BOARD OF DIRECTORS
  Aubrey K. McClendon                                     Frederick B. Whittemore
  Tom L. Ward                                             E. F. Heizer, Jr.
  E. F. Heizer, Jr.
  Frederick B. Whittemore

CERTAIN TRANSACTIONS

     Legal Counsel. Shannon T. Self, a director of the Company, is a shareholder in the law firm of Self, Giddens & Lees, Inc., which provides legal services to the Company. During the year ended December 31, 1997, the firm billed the Company approximately $414,314 for such legal services.

     Oil and Gas Operations. Prior to 1989, Messrs. McClendon and Ward and their affiliates, as independent oil producers, acquired various leasehold and working interests. In 1989, Chesapeake Operating, Inc. ("COI"), a wholly-owned subsidiary of the Company, was formed to drill and operate wells in which Messrs. McClendon and Ward or their affiliates owned working interests. COI entered into joint operating agreements with Messrs. McClendon and Ward and other working interest owners and billed each for their respective shares of expenses and fees.

     COI continues to operate wells in which directors, executive officers and related parties own working interests. In addition, directors, executive officers and related parties have acquired working interests directly and indirectly from the Company and participated in wells drilled by COI on terms no less favorable to the Company than available to unrelated parties. Other than interests owned prior to the Company's initial public offering the Company's directors who are not officers have not acquired from the Company interests in any new wells drilled by the Company since their election as directors in 1993 and have no present intention to acquire from the Company interests in any new wells of the Company. The table below presents information about drilling, completion, equipping and operating costs billed to the persons named from January 1, 1997 to December 31, 1997, the largest amount owed by them during the period and the balance owed at December 31, 1996 and December 31, 1997. No interest is charged on amounts owing for such costs, unless such costs are not paid in a timely manner. The amounts for all other directors and executive officers who are joint working interest owners in Company wells were insignificant.

                                                        AUBREY K.    TOM L.    MARCUS C.
                                                        MCCLENDON     WARD      ROWLAND
                                                        ---------    ------    ---------
                                                                 (IN THOUSANDS)
Balance at December 31, 1996..........................   $1,224      $1,272      $ 35
Amount billed (to December 31, 1997)..................   $6,784      $6,759      $142
Largest outstanding balance (month end)...............   $4,745      $4,190      $ 60
Balance at December 31, 1997..........................   $   68      $2,203      $ 36

     Miscellaneous. From time to time, the Company pays various expenses incurred on behalf of Messrs. McClendon and Ward and their affiliates, creating accounts receivable of the Company. During the year ended December 31, 1997 additions to accounts receivable (excluding joint interest billings, which are described above) from Messrs. McClendon and Ward and their affiliates were insignificant.

                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. has served as the Company's independent accountants since July 1, 1996 and has been retained for 1998. Representatives of Coopers & Lybrand L.L.P. are expected to attend the Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholder questions.

                             SHAREHOLDER PROPOSALS

     At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders of the Company also may submit proposals for inclusion in proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in proxy material for the Company's 1999 annual meeting, a shareholder's proposal must be received not later than December 31, 1998 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Janice Dobbs, Corporate Secretary.

     In addition, the Bylaws provide that in order for business to be brought before a shareholders' meeting, a shareholder must deliver written notice to the Company not less than 60 nor more than 90 days prior to the date of the meeting. The notice must state the shareholder's name, address and number and class of shares beneficially owned by the shareholder, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the shareholder in the proposal.

     The Bylaws also provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to the Company. The notice must be delivered not less than 60 nor more than 90 days before the date of a meeting of shareholders. The notice must set forth the name and address and number and class of shares beneficially owned by the shareholder and the nominee for election as a director, the age of the nominee, the nominee's business address and experience during the past five years, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director of the Company if elected.

     The Bylaws further provide that, notwithstanding the foregoing notice requirements, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of a shareholder proposal or nominee to be timely must be received no later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurred first.

                                 OTHER MATTERS

     The Company's management does not know of any matters to be presented at the Meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Janice A. Dobbs

                                        Janice A. Dobbs
                                        Corporate Secretary

April 30, 1998

--------------------------------------------------------------------------------

                                     PROXY

                         CHESAPEAKE ENERGY CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 12, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Aubrey K. McClendon and Tom L. Ward, or either of them, with full power of substitution, proxies to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held on Friday, June 12, 1998, at 10:00 a.m., local time, and at any adjournment thereof, as follows:

1. ELECTION OF DIRECTORS

   [ ]  FOR election of all nominees listed below
   [ ]  WITHHOLD AUTHORITY to vote for all nominees

          Tom L. Ward, E.F. Heizer, Jr. and Frederick B. Whittemore

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, WRITE THE
              NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED.

2. In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

                         (PLEASE SIGN ON REVERSE SIDE)

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

--------------------------------------------------------------------------------

PLEASE DATE AND SIGN AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                  DATED:

   ----------------------------------------------------------------------------,
                                                  1998

                                                  ------------------------------
                                                           (Signature)

                                                  ------------------------------
                                                           (Signature)

                                                  IMPORTANT: PLEASE DATE THIS
                                                  PROXY AND SIGN EXACTLY AS YOUR
                                                  NAME APPEARS BELOW. IF STOCK
                                                  IS HELD JOINTLY, SIGNATURE
                                                  SHOULD INCLUDE BOTH NAMES.
                                                  EXECUTORS, ADMINISTRATORS,
                                                  TRUSTEES, GUARDIANS AND OTHERS
                                                  SIGNING IN A REPRESENTATIVE
                                                  CAPACITY, PLEASE GIVE YOUR
                                                  FULL TITLES. IF A CORPORATION,
                                                  PLEASE SIGN IN FULL CORPORATE
                                                  NAME BY PRESIDENT OR OTHER
                                                  AUTHORIZED OFFICER. IF A
                                                  PARTNERSHIP, PLEASE SIGN IN
                                                  PARTNERSHIP NAME BY AUTHORIZED
                                                  PERSON.

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